Exhibit 99.1

Heidrick & Struggles Announces Amended Credit Agreement

CHICAGO – July 1, 2015 – Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of senior-level Executive Search, Leadership Consulting and Culture Shaping services globally, today announced that it closed a Second Amended and Restated Credit Agreement (the “Agreement”) on June 30, 2015. Four banks participated in the Agreement, led by JP Morgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A. as Syndication Agent. HSBC Bank USA, N.A. and SunTrust Bank are new participants.

The Agreement, originally dated as of June 22, 2011 and first amended as of January 31, 2013, provides for a senior unsecured revolving credit facility in an aggregate amount of $100 million, with an optional increase in the credit facility up to $150 million in aggregate principal amount, subject to the lender’s approval and provided that the Company is in compliance with certain conditions of the Agreement.

Prior to the Agreement, the Company had a $75 million revolving credit facility and $26.5 million outstanding on a term loan facility. With this Agreement, the Company increases its revolving credit facility from $75 million to $100 million. The term loan facility has been terminated and the balance is now outstanding against the amended revolving credit facility. After closing the Agreement, approximately $73 million of availability remains. The revolving credit facility matures on June 30, 2020 and may be prepaid or terminated by the Company at any time without premium or penalty, subject to customary LIBOR breakage fees.

“We are pleased with our banking partners’ confidence in Heidrick & Struggles’ financial strength,” said Richard W. Pehlke, Heidrick & Struggles’ Chief Financial Officer. “The increase and extension of our credit facility, combined with our balance sheet and capital structure, provide Heidrick with total financial flexibility as we continue to invest in our business and pursue our growth strategy.”

A copy of the Agreement is available on a Form 8-K that the Company expects to file with the Securities and Exchange Commission on July 1, 2015.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as the premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed – Vice President, Investor Relations & Real Estate:

1 312 496 1774, jcreed@heidrick.com